UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 11, 2010
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 11, 2010, TOR Minerals International, Inc. (the "Company") announced its financial results for the third quarter ended September 30, 2010.  The Company reported net income available to common shareholders of $221,000, or $0.09 per diluted share, on net sales of $7,543,000.  This compares with a net loss available to common shareholders of ($32,000), or ($0.02) per share, on net sales of $6,441,000 for the quarter ended September 30, 2009.

Net sales increased 17.1 percent during the third quarter of 2010 over the third quarter of 2009.  All product categories showed year-over-year growth, as demand in paint and plastics markets continued to improve.  During the third quarter of 2010, sales of titanium dioxide and color pigments, which includes HITOX® and TIOPREM® product groups, increased 7.9 percent to $3.1 million.  Sales of specialty alumina products, which includes ALUPREM® and HALTEX® product groups, increased 21.7 percent to $3.3 million during the third quarter of 2010 as demand for new and existing specialty alumina products also improved.  Third quarter sales from other product categories increased 34.2 percent to $1.1 million.

During the third quarter of 2010, operating income increased to $397,000, or 5.3 percent of sales, compared to operating income of $208,000, or 3.2 percent of sales reported during the third quarter of 2009.  The year-over-year improvement in profitability resulted from increased sales levels, increased plant utilization, and greater operational efficiencies.

Net sales for the nine months ended September 30, 2010, were $22,327,000, an increase of 25.4 percent compared to $17,798,000 reported during the nine-month period ended September 30, 2009. Net income available to common shareholders was $1,245,000, or $0.51 per diluted share, for the nine months ended September 30, 2010, compared to a net loss of ($339,000), or ($0.18) per share, for the same period a year ago.

Commenting on the results, Dr. Olaf Karasch, Chief Executive Officer said, "Market acceptance of our newly introduced products was the major contributor to the year-over-year revenue growth.  New products contributed to more than 10 percent of third quarter sales.  While the pace of third quarter's top-line growth was slower than we experienced earlier in the year, demand in our primary end markets of paint and plastics continue to show strength, and order rates have accelerated during the first month of the fourth quarter."

"We've come a long way in diversifying our product and geographic mix in the past several years. The recent addition of several new large customers also diversifies our customer and geographic concentration.  Greater diversification should improve our ability to deliver consistent growth in revenue and profitability," Dr. Karasch continued.

The Company said it expects to show sequential and year-over-year improvement in financial results during fourth quarter of fiscal 2010.

A webcast discussing third quarter 2010 results can be accessed for a period of 30 days via the News section of the TOR Minerals' website at www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated November 11, 2010, announcing the Company's third quarter 2010 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 15, 2010	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated November 11, 2010, announcing the Company's third quarter 2010 earnings results

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